Exhibit 99.1

Kadmon Reports Upcoming Milestones and Fourth Quarter and Full Year 2016 Financial Results

-- Multiple Clinical Data Readouts Expected Throughout 2017 --

NEW YORK, March 22, 2017 – Kadmon Holdings, Inc. (NYSE: KDMN) (“Kadmon” or the “Company”) today provided an update on upcoming milestones and recent achievements, and reported financial and operational results for the fourth quarter and full year ended December 31, 2016.

“Kadmon continues to advance our robust clinical pipeline programs, setting the stage for multiple near-term inflection points,” said Harlan W. Waksal, M.D., President and Chief Executive Officer at Kadmon. “In 2017, we expect to report data from our three ongoing Phase 2 clinical studies of KD025, our selective ROCK2 inhibitor, in autoimmune and fibrotic diseases, as well as initiate three new clinical trials of tesevatinib in oncology and in polycystic kidney disease (PKD).  We look forward to executing on these upcoming milestones.”

2017 Anticipated Key Milestones:

KD025

The Company expects to report data from three ongoing Phase 2 clinical trials as follows:

•	Randomized, placebo-controlled clinical trial in moderate to severe psoriasis – Q4 2017
•	Randomized, open-label clinical trial in idiopathic pulmonary fibrosis – no later than Q4 2017
•	Open-label, dose-escalating clinical trial in chronic graft-versus-host disease (cGVHD) – no later than Q4 2017

Tesevatinib

•

Initiate first-line, randomized, controlled Phase 2 clinical trial in non-small cell lung cancer (NSCLC) with activating epidermal growth factor receptor (EGFR) mutations with brain metastases – Q2 2017

•	Initiate dose-finding Phase 1 clinical trial in autosomal recessive PKD (ARPKD) – Q2 2017
•	Initiate randomized, double-blind, placebo-controlled Phase 2 clinical trial in autosomal dominant PKD (ADPKD) – mid-2017

KD034

•

Submit second Abbreviated New Drug Application (ANDA) to the U.S. Food and Drug Administration (FDA) for generic trientine hydrochloride capsule formulation in room-temperature stable packaging for the treatment of Wilson’s disease – end of Q1 2017

Fourth Quarter 2016 and Recent Highlights

KD025

•	Enrollment is on target in the Company’s trial in moderate to severe psoriasis, with full enrollment expected in mid-2017.

•	Kadmon’s trial in idiopathic pulmonary fibrosis continues to enroll rapidly. Assuming the current rate of enrollment continues, Kadmon expects enrollment will be complete by mid-2017.

•

Enrollment is ahead of schedule in the Company’s cGVHD trial, which consists of three cohorts: KD025 200 mg QD, 200 mg BID and 400 mg QD, enrolled in a sequential, dose-escalating manner.  Enrollment in the 200 mg QD cohort is complete and its safety assessment supports initiating enrollment in the 200 mg BID cohort.

Tesevatinib

•

In December 2016, Kadmon presented encouraging data from its ongoing Phase 2 clinical trial of tesevatinib, the Company’s blood-brain barrier penetrant oral tyrosine kinase inhibitor, for the treatment of EGFR mutation-positive NSCLC that has metastasized to the brain and/or the leptomeninges (membranes lining the brain and spinal cord), in which eleven of the first thirteen enrolled patients showed no CNS disease progression.  The data were presented at the International Association for the Study of Lung Cancer 17th World Conference on Lung Cancer.

•

In November 2016, Kadmon presented data from its ongoing Phase 2a clinical trial further demonstrating the safety of tesevatinib for the treatment of ADPKD at the American Society of Nephrology Kidney Week 2016.

•	Kadmon continues to enroll patients in its ongoing exploratory Phase 2 clinical trial in glioblastoma, which initiated in August 2016.

KD034

•	In December 2016, Kadmon submitted an ANDA for KD034, the Company’s generic trientine hydrochloride formulation, to the FDA for the treatment of Wilson’s disease, a genetic liver disease.

Research

•

In February 2017, Kadmon received an additional $2.0 million milestone payment under its collaboration and license agreement with Jinghua Pharmaceutical Co. to develop KD035, the Company’s anti-VEGFR2 antibody, and KD036, its anti-PD-L1 antibody.  Kadmon continues to advance its preclinical platforms in biologics and small molecules for unmet medical needs.

Financial Results

Fourth Quarter 2016 Results

Loss from operations for the three months ended December 31, 2016 was $20.5 million, compared to $25.4 million for the same period in 2015.

Revenue was $4.3 million for the three months ended December 31, 2016, compared to $7.9 million for the same period in 2015.

Research and development expenses for the three months ended December 31, 2016 were $8.7 million, compared to $10.2 million for the same period in 2015.

Selling, general and administrative expenses were $15.3 million for the three months ended December 31, 2016, compared to $22.3 million for the same period in 2015.

Full Year 2016 Results

Loss from operations for the year ended December 31, 2016, was $115.4 million, compared to $139.9 million for the same period in 2015.

Revenue was $26.1 million for the year ended December 31, 2016, compared to $35.7 million for the same period in 2015.  Sales from the Company’s ribavirin portfolio continued to decline in 2016 as the treatment landscape for chronic HCV infection has rapidly evolved, with multiple ribavirin-free treatment regimens, including novel direct‑acting antivirals, having entered the market and becoming the new standard of care.  As a result, the Company expects sales of its ribavirin portfolio of products to contribute insignificantly in 2017 and beyond.

Research and development expenses for the year ended December 31, 2016, were $35.8 million, compared to $33.6 million for the same period in 2015.

Selling, general and administrative expenses were $105.9 million for the year ended December 31, 2016, compared to $104.7 million for the same period in 2015.    The increase in selling, general and administrative expenses is primarily related to an increase in shared-based compensation of $36.9 million, of which $22.0 million is related to the LTIP, $3.6 million is related to the repricing of employee options, $9.3 million is related to an option grant to our Chief Executive Officer, and $3.0 million is related to an increase in severance expense primarily related to the separation agreement with Dr. Samuel D. Waksal. These increases were partially offset by a decrease in salary and salary-related expenses of $3.7 million related to a reduction in headcount, legal expense of $17.6 million related to legal settlements entered into during 2015, amortization of intangible assets of $12.2 million due to a change to proportional performance method of amortization starting October 1, 2015, royalty expense of $1.5 million and consulting fees of $3.0 million resulting from the expiration of an advisory agreement entered into in April 2015.

Liquidity and Capital Resources

At December 31, 2016, Kadmon’s cash and cash equivalents totaled $36.1 million compared to $21.5 million at December 31, 2015.  Additionally, in March 2017, Kadmon completed a private placement equity financing pursuant to which Kadmon received gross proceeds of approximately $23 million from the issuance of 6,767,855 shares of Kadmon’s common stock, at a price of $3.36 per share, and warrants to purchase 2,707,138 million shares of Kadmon’s common stock at an initial exercise price of $4.50 per share for a term of 13 months from the date of issuance.    If these warrants are exercised, the Company would receive approximately $12.2 million.

About Kadmon Holdings, Inc.

Kadmon Holdings, Inc. is a fully integrated biopharmaceutical company developing innovative products for significant unmet medical needs.  We have a diversified product pipeline in autoimmune and fibrotic diseases, oncology and genetic diseases.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding the Company's strategy, future operations, collaborations, intellectual property, cash resources, financial position, future revenues, projected costs, prospects, clinical trials, plans, and objectives of management, are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Kadmon cannot guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. There are a number of important factors that could cause Kadmon’s actual results to differ materially from those indicated or implied by its forward-looking statements. We believe that these factors include, but are not limited to, (i) the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs; (ii) our ability to advance product candidates into, and successfully complete, clinical trials; (iii) our reliance on the success of our product candidates; (iv) the timing or likelihood of regulatory filings and approvals; (v) our ability to expand our sales and marketing capabilities; (vi) the commercialization of our product candidates, if approved; (vii)  the pricing and reimbursement of our product candidates, if approved; (viii) the implementation of our business model, strategic plans for our business, product candidates and technology; (ix) the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology; (x) our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; (xi) costs associated with defending intellectual property infringement, product liability and other claims; (xii) regulatory developments in the United States, Europe and other jurisdictions; (xiii) estimates of our expenses, future revenues, capital requirements and our needs for additional financing; (xiv) the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements; (xv) our ability to maintain and establish collaborations or obtain additional grant funding; (xvi) the rate and degree of market acceptance of our product candidates; (xvii) developments relating to our competitors and our industry, including competing therapies; (xviii) our ability to effectively manage our anticipated growth; (xix) our ability to attract and retain qualified employees and key personnel; (xx) our ability to achieve cost savings and other benefits from our efforts to streamline our operations and to not harm our business with such efforts; (xxi) our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act; (xxii) statements regarding future revenue, hiring plans, expenses, capital expenditures, capital requirements and share performance; (xxiii) litigation, including costs associated with prosecuting or defending pending or threatened claims and any adverse outcomes or settlements, whether or not covered by insurance; (xxiv) our expected use of proceeds from our initial public offering, March 2017 private placement and other sources of liquidity; (xxv) the future trading price of the shares of our common stock and impact of securities analysts’ reports on these prices; and/or (xxvi) other risks and uncertainties. More detailed information about Kadmon and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including, without limitation, the Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act with the SEC on July 27, 2016 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Investors and security holders are urged to read these documents free of charge on the SEC’s website at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Kadmon Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues
Net sales	$3,010	$5,723	$18,514	$29,299
License and other revenue	1,267	2,215	7,541	6,420
Total revenue	4,277	7,938	26,055	35,719
Cost of sales	640	589	3,485	3,731
Write-down of inventory	119	205	385	2,274
Gross profit	3,518	7,144	22,185	29,714
Operating expenses:
Research and development	8,706	10,214	35,840	33,558
Selling, general and administrative	15,299	22,321	105,880	104,740
Impairment of intangible asset	—	—	—	31,269
Gain on settlement of payable	—	—	(4,131)	—
Total operating expenses	24,005	32,535	137,589	169,567
Loss from operations	(20,487)	(25,391)	(115,404)	(139,853)
Total other expense (income)	1,716	9,082	93,009	7,232
Income tax expense	27	(3)	342	(3)
Net loss	$(22,230)	$(34,470)	$(208,755)	$(147,082)
Deemed dividend on convertible preferred stock	469	—	21,733	—
Net loss attributable to common stockholders	$(22,699)	$(34,470)	$(230,488)	$(147,082)

Basic and diluted net loss per share of common stock	$(0.50)	$(4.15)	$(9.74)	$(18.10)
Weighted average basic and diluted shares of common stock outstanding	45,078,666	8,298,750	23,674,512	8,127,781

Kadmon Holdings, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,
	2016	2015

Cash and cash equivalents	$36,093	$21,498
Other current assets	4,194	11,243
Other noncurrent assets	22,269	51,396
Total assets	$62,556	$84,137

Current liabilities	24,746	49,686
Other long term liabilities	34,325	36,783
Secured term debt – net of current portion and discount	28,677	26,264
Convertible debt, net of discount	—	183,457
Total liabilities	87,748	296,190
Series E redeemable convertible units	—	58,856
Total stockholders’ deficit	(25,192)	(270,909)
Total liabilities, redeemable convertible units, and stockholders’ deficit	$62,556	$84,137

Contact Information

Ellen Tremaine, Investor Relations

646.490.2989

ellen.tremaine@kadmon.com

Maeve Conneighton

212.600.1902

maeve@argotpartners.com